                                 Exhibit 99.1
news release
For Immediate Release
October 29, 2014

Employers Holdings, Inc. Reports Third Quarter 2014 Earnings and Declares Fourth Quarter 2014 Dividend

Key Highlights
(Q3, 2014 compared to Q3, 2013 except where noted)

•	Overall net rate up 4.9%

•	Net written premiums of $164.2 million; down 1.0%

•	Net earned premiums of $172.1 million; up 4.6%

•	Revenues of $192.1 million; up 4.8%

•	Combined ratio before the LPT down 30 basis points

•	Income taxes of $1.3 million; up $4.6 million

•	Adjusted book value per common share of $27.67; up 5.9% since 12/31/13

Reno, Nevada-October 29, 2014-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported third quarter net income of $15.2 million or $0.47 per diluted share in 2014 compared to $27.6 million or $0.86 per diluted share in 2013. Net income includes the impacts of the re-allocation of reserves from non-taxable to taxable periods and three items related to the Loss Portfolio Transfer ("LPT") Agreement: reserve adjustments, adjustments to the contingent profit commission, and amortization of the deferred reinsurance gain. Higher net income in the third quarter of 2013 was primarily attributable to a $10.1 million favorable LPT reserve adjustment and a $5.0 million decrease in income taxes which was related to the re-allocation of non-taxable reserves to taxable periods during the third quarter of 2013.
Consolidated net income before the impact of the LPT (the Company's non-GAAP measure described below) was $10.4 million or $0.32 per diluted share in the third quarter of 2014 and $13.6 million or $0.42 per diluted share in the third quarter of 2013. Lower net income before the LPT in the third quarter of 2014 reflects a higher loss provision rate than in the third quarter of 2013 and higher income taxes, primarily due to the impacts of the re-allocation of reserves in the third quarter of 2013.
The third quarter combined ratio before the LPT was 104.4% in 2014 compared with 104.7% in 2013. The third quarter GAAP combined ratio was 101.6% in 2014 compared with 96.2% in 2013. The lower GAAP combined ratio in the third quarter of 2013 was primarily attributable to the favorable $10.1 million LPT reserve adjustment that lowered losses and loss adjustment expense by that amount.
President and Chief Executive Officer Douglas D. Dirks commented on the results: “Our results in the third quarter demonstrate continuing improvement in underwriting expenses which drove improvement in the third quarter combined ratio before the LPT. Relative to year-end 2013, the loss provision rate has declined in the first, second and third quarters of this year as our net rate continued to increase. The third quarter 2014 loss provision rate of 73.5% was 0.6 percentage points lower than the prior quarter and 3.5 percentage points lower than the 2013 annual rate. Our loss provision rate in the third quarter of this year was 0.7 points higher than the same quarter last year which primarily drove a one point increase in the loss ratio. In 2013, the provision rate for the then current accident year losses was raised in the fourth quarter to an annual rate of 77.0% in response to a sudden spike in more costly litigated claims in southern California. Importantly, the spike in open litigated indemnity claims that we experienced in the fourth quarter of last year in southern California has not continued in the first, second, or third quarters of this year."
Dirks continued: "In the third quarter, we saw a slight decline in net written premiums and a slightly lower policy retention rate largely related to specific California-related initiatives. Effective June 1 of this year, we began utilizing three operating companies in California with new rates and territorial multipliers which we expected would increase non-renewal rate, lower retention rate and increase our net rate. We have reduced our payroll exposure by 5.1% year-over-year in California while increasing net rate in California 10.7%. At the same time, we continue to target attractive classes of business inside and outside of California to, as much as possible, offset the loss of premium from any non-renewed business. Our Company-wide policy retention was 83% in the third quarter 2014, one percentage point lower than in the third quarter of 2013. Third quarter policy retention in our eastern states increased four percentage points, year-over-year, to 87%. At September 30, 2014, California was 60% of our in-force premium and 56% of our policies. In-force policy count grew 0.4% in California year-over-year and 5.0% in all states excluding California."

Dirks concluded: "We are managing the litigation issues in California. We are reducing our payroll exposure in California, particularly southern California. Our net rate continues to increase, our year-to-date loss provision rates continue to improve, and we are targeting customer classes with historically good loss ratio results both inside and outside of California. There has been no material unfavorable loss development related to our voluntary business and our adjusted book value per outstanding share of common stock increased 5.9% since the end of last year."
Fourth Quarter Dividend
The Board of Directors declared a fourth quarter 2014 dividend of six cents per share. The dividend is payable on November 26, 2014 to stockholders of record as of November 12, 2014.
Conference Call and Web Cast; Form 10-Q; Supplemental Information
The Company will host a conference call on Thursday, October 30, 2014, at 8:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available several hours after the call. The conference call replay number is (888) 286-8010 with a pass code of 65541153. International callers may dial (617) 801-6888.
EHI expects to file its Form 10-Q for the quarter ended September 30, 2014, with the Securities and Exchange Commission (“SEC”) on or about Thursday, October 30, 2014. The Form 10-Q will be available without charge through the EDGAR system at the SEC's web site and will also be posted on the Company's website, www.employers.com, through the “Investors” link.
The Company provides a list of portfolio securities in the Calendar of Events, “Investors” section of its website at www.employers.com. The Company also provides investor presentations on its website.
Discussion of Non-GAAP Financial Measures
This earnings release includes non-GAAP financial measures used to analyze the Company's operating performance for the periods presented.
These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company's operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company's performance because the items excluded have limited significance in current and ongoing operations.
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies.
Net Income before impact of the LPT Agreement. Net income less (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Deferred reinsurance gain–LPT Agreement (Deferred Gain). This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, except for the contingent profit commission, which is amortized through June 30, 2024. The amortization is reflected in losses and LAE.
Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company's insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.
Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.
Losses and LAE before impact of the LPT Agreement. Losses and LAE less (a) amortization of Deferred Gain; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.
Commission Expense Ratio. The commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.
Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, and the underwriting and other operating expense ratio.
Combined Ratio before impacts of the LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Equity including Deferred Gain. Equity including Deferred Gain is total equity plus the Deferred Gain.
Book value per share. Equity including Deferred Gain divided by number of shares outstanding.
Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company's future operations, growth and pricing strategies, and financial and operating performance, as well as the status of the Company's litigated indemnity claims in certain geographies and efforts to target classes of business. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041).
CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.
Copyright © 2014 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2014	2013	2014	2013
Revenues	(unaudited)		(unaudited)
Gross premiums written	$166,397	$168,569	$546,132	$533,600
Net premiums written	$164,234	$165,885	$538,333	$524,907
Net premiums earned	$172,053	$164,429	$511,866	$472,357
Net investment income	18,179	17,799	54,477	52,849
Net realized gains on investments	1,776	1,075	14,202	5,735
Other income	48	29	274	276
Total revenues	192,056	183,332	580,819	531,217
Expenses
Losses and loss adjustment expenses	122,357	105,767	343,137	326,677
Commission expense	20,607	19,946	60,983	58,466
Underwriting and other operating expenses	31,854	32,493	98,311	96,282
Interest expense	743	815	2,274	2,420
Total expenses	175,561	159,021	504,705	483,845

Net income before income taxes	16,495	24,311	76,114	47,372
Income tax expense (benefit)	1,295	(3,274)	4,564	(2,291)
Net income	$15,200	$27,585	$71,550	$49,663
Less impact of LPT Agreement:
Amortization of the Deferred Gain related to losses	2,563	3,195	8,473	9,775
Amortization of the Deferred Gain related to contingent commission	455	396	1,387	1,184
Impact of LPT Reserve Adjustment	1,514	10,112	22,335	10,112
Impact of LPT Contingent Commission Adjustments	254	318	7,893	1,617
Net income before impact of the LPT Agreement	$10,414	$13,564	$31,462	$26,975
Comprehensive income
Unrealized gains (losses) during the period (net of tax expense (benefit) of $(3,099) and $2,236 for the three months ended September 30, 2014 and 2013, respectively, and $11,045 and $(18,635) for the nine months ended September 30, 2014 and 2013, respectively)	$(5,755)	$4,154	$20,513	$(34,607)
Reclassification adjustment for realized gains in net income (net of taxes of $622 and $376 for the three months ended September 30, 2014 and 2013, respectively, and $4,971 and $2,007 for the nine months ended September 30, 2014 and 2013, respectively)	(1,154)	(699)	(9,231)	(3,728)
Other comprehensive income (loss), net of tax	(6,909)	3,455	11,282	(38,335)
Total comprehensive income	$8,291	$31,040	$82,832	$11,328
Weighted average shares outstanding
Basic	31,591,457	31,214,230	31,507,097	31,070,571
Diluted	32,109,420	32,033,676	32,044,128	31,801,370
Earnings per common share
Basic	$0.48	$0.88	$2.27	$1.60
Diluted	0.47	0.86	2.23	1.56
Earnings per common share attributable to the LPT Agreement
Basic	$0.15	$0.45	$1.27	$0.73
Diluted	0.15	0.44	1.25	0.71
Earnings per common share before the LPT Agreement
Basic	$0.33	$0.43	$1.00	$0.87
Diluted	0.32	0.42	0.98	0.85

Employers Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of	As of
(in thousands, except share data)	September 30, 2014	December 31, 2013
Assets	(unaudited)
Available for sale:
Fixed maturity securities at fair value (amortized cost $2,202,822 at September 30, 2014 and $2,116,064 at December 31, 2013)	$2,290,718	$2,182,546
Equity securities at fair value (cost $95,984 at September 30, 2014 and $89,689 at December 31, 2013)	164,548	162,312
Total investments	2,455,266	2,344,858
Cash and cash equivalents	59,006	34,503
Restricted cash and cash equivalents	20,786	6,564
Accrued investment income	19,485	20,255
Premiums receivable (less bad debt allowance of $7,819 at September 30, 2014 and $7,064 at December 31, 2013)	315,115	279,080
Reinsurance recoverable for:
Paid losses	7,954	8,412
Unpaid losses, including bad debt allowance of $389 at December 31, 2013	690,471	742,666
Deferred policy acquisition costs	47,935	43,532
Deferred income taxes, net	51,333	58,062
Property and equipment, net	19,902	16,616
Intangible assets, net	9,180	9,685
Goodwill	36,192	36,192
Contingent commission receivable—LPT Agreement	23,078	25,104
Other assets	23,479	17,920
Total assets	$3,779,182	$3,643,449
Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,370,268	$2,330,491
Unearned premiums	335,826	303,967
Total claims and policy liabilities	2,706,094	2,634,458
Commissions and premium taxes payable	47,287	45,314
Accounts payable and accrued expenses	20,069	18,711
Deferred reinsurance gain—LPT Agreement	218,654	249,072
Notes payable	102,000	102,000
Other liabilities	32,485	25,191
Total liabilities	3,126,589	3,074,746
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 54,862,442 and 54,672,904 shares issued and 31,489,468 and 31,299,930 shares outstanding at September 30, 2014 and December 31, 2013, respectively	549	547
Additional paid-in capital	344,814	338,090
Retained earnings	568,080	502,198
Accumulated other comprehensive income, net	101,700	90,418
Treasury stock, at cost (23,372,974 shares at September 30, 2014 and December 31, 2013)	(362,550)	(362,550)
Total stockholders’ equity	652,593	568,703
Total liabilities and stockholders’ equity	$3,779,182	$3,643,449

Equity including deferred reinsurance gain - LPT
Total stockholders’ equity	$652,593	$568,703
Deferred reinsurance gain–LPT Agreement	218,654	249,072
Total equity including deferred reinsurance gain–LPT Agreement (A)	$871,247	$817,775
Shares outstanding (B)	31,489,468	31,299,930
Book value per share (A * 1000) / B	$27.67	$26.13

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
(in thousands)	2014	2013
Operating activities	(unaudited)
Net income	$71,550	$49,663
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,240	4,324
Stock-based compensation	4,310	5,815
Amortization of premium on investments, net	7,809	6,574
Deferred income tax expense	655	(5,482)
Net realized gains on investments	(14,202)	(5,735)
Excess tax benefits from stock-based compensation	(1,154)	(386)
Other	352	1,007
Change in operating assets and liabilities:
Premiums receivable	(36,790)	(61,368)
Reinsurance recoverable for paid and unpaid losses	53,042	26,065
Federal income taxes	4,424	(925)
Unpaid losses and loss adjustment expenses	39,777	73,767
Unearned premiums	31,859	53,834
Accounts payable, accrued expenses and other liabilities	8,652	6,201
Deferred reinsurance gain—LPT Agreement	(30,418)	(20,441)
Contingent commission receivable—LPT Agreement	2,026	(2,247)
Other	(10,736)	(6,622)
Net cash provided by operating activities	136,396	124,044
Investing activities
Purchase of fixed maturity securities	(293,689)	(340,343)
Purchase of equity securities	(20,565)	(22,058)
Proceeds from sale of fixed maturity securities	42,232	32,706
Proceeds from sale of equity securities	27,614	22,266
Proceeds from maturities and redemptions of investments	158,252	148,418
Proceeds from sale of fixed assets	—	285
Capital expenditures	(8,510)	(5,552)
Change in restricted cash and cash equivalents	(14,222)	(725)
Net cash used in investing activities	(108,888)	(165,003)
Financing activities
Cash transactions related to stock-based compensation	1,492	5,315
Dividends paid to stockholders	(5,651)	(5,580)
Excess tax benefits from stock-based compensation	1,154	386
Net cash used in financing activities	(3,005)	121
Net increase (decrease) in cash and cash equivalents	24,503	(40,838)
Cash and cash equivalents at the beginning of the period	34,503	140,661
Cash and cash equivalents at the end of the period	$59,006	$99,823

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except for percentages)	2014	2013	2014	2013
	(unaudited)
Net premiums earned	$172,053	$164,429	$511,866	$472,357

Losses and loss adjustment expenses	122,357	105,767	343,137	326,677
Loss & LAE ratio	71.1%	64.3%	67.0%	69.2%

Amortization of Deferred Gain related to losses	$2,563	$3,195	$8,473	$9,775
Amortization of Deferred Gain related to contingent commission	455	396	1,387	1,184
LPT Reserve Adjustment	1,514	10,112	22,335	10,112
LPT Contingent Commission Adjustment	254	318	7,893	1,617
Loss & LAE before impact of LPT	$127,143	$119,788	$383,225	$349,365
Impact of LPT	2.8%	8.6%	7.9%	4.8%
Loss & LAE ratio before impact of LPT	73.9%	72.9%	74.9%	74.0%

Commission expense	$20,607	$19,946	$60,983	$58,466
Commission expense ratio	12.0%	12.1%	11.9%	12.4%

Underwriting & other operating expenses	$31,854	$32,493	$98,311	$96,282
Underwriting & other operating expenses ratio	18.5%	19.8%	19.3%	20.3%

Total expenses	$174,818	$158,206	$502,431	$481,425
Combined ratio	101.6%	96.2%	98.2%	101.9%

Total expense before impact of the LPT	$179,604	$172,227	$542,519	$504,113
Combined ratio before the impact of the LPT	104.4%	104.7%	106.0%	106.7%

Reconciliations to Current Accident Period Combined Ratio:
Losses & LAE before impact of LPT	$127,143	$119,788	$383,225	$349,365
Plus: Favorable (unfavorable) prior period reserve development	(671)	(146)	(3,992)	(1,797)
Accident period losses & LAE before impact of LPT	$126,472	$119,642	$379,233	$347,568

Losses & LAE ratio before impact of LPT	73.9%	72.9%	74.9%	74.0%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.4)	(0.1)	(0.8)	(0.4)
Accident period losses & LAE ratio before impact of LPT	73.5%	72.8%	74.1%	73.6%

Combined ratio before impact of the LPT	104.4%	104.7%	106.0%	106.7%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.4)	(0.1)	(0.8)	(0.4)
Accident period combined ratio before impact of LPT	104.0%	104.6%	105.2%	106.3%